Exhibit 99.1
Rubicon Medical Contacts:
David Politis, Politis Communications, 801-523-3730(wk)/801-556-8184(cell), dpolitis@politis.com, or Katie Hoshino, Politis Communications,
801-523-3730(wk), khoshino@politis.com

FOR IMMEDIATE RELEASE

                    Rubicon Medical Receives $15 Million From
            Boston Scientific as Parties Enter Definitive Agreements

    Boston Scientific now owns 18 percent of Rubicon on a fully diluted basis

SALT LAKE CITY- October 30, 2003 - Rubicon Medical Corporation (OTC BB: RMDC), a Salt Lake City-based developer and manufacturer of medical devices, today announced that it has received a $15 million investment from Boston Scientific Corporation (NYSE: BSX).

In exchange for its $15 million investment, Boston Scientific received 1,090,147 shares of Rubicon's Series A Preferred Stock convertible into 10,901,470 shares of Rubicon common stock. Coupled with the common shares it received in its July 2003 investment of $2.0 million, Boston Scientific now owns a total of 18 percent of Rubicon's fully diluted equity.

In connection with the definitive agreements, Rubicon's two largest stockholders (previously holding more than 50 percent of Rubicon's issued and outstanding shares of common stock) have granted Boston Scientific the option to acquire all of their shares for an initial consideration of $2 per share payable, at the discretion of Boston Scientific, in cash or shares of Boston Scientific common stock plus additional "earn-out" amounts of up to $1.50 per share if certain performance milestones are achieved by Rubicon. Boston Scientific has agreed that if it exercises its option to acquire the shares of the two largest Rubicon stockholders, it will also make an offer to acquire all shares of common stock of Rubicon Medical held by all other stockholders on the same terms, including price and form of consideration.

Boston Scientific's option will expire 90 days after Rubicon's receipt of FDA clearance for the Rubicon Filter. The earn-out amounts generally consist of an additional $0.50 per share if Rubicon develops a stroke therapy device that meets certain stringent independent testing requirements prior to September 30, 2004, and an additional amount of $1.00 per share if net sales of Rubicon's embolic protection filter exceed $50 million in any twelve-month period during the five years following its receipt of FDA marketing clearance for the Rubicon Filter.

"This is a monumental day for Rubicon and its shareholders," said Richard J. Linder, president and chief executive officer of Rubicon Medical. "While no assurance can be given that Boston Scientific will exercise its option, in the event that it does, all Rubicon shareholders will be offered the same amount per share. In addition, Rubicon has established an important strategic relationship and has gained the financial wherewithal that should see us through European and U.S. clinical studies. Everything we have seen thus far supports our belief that our team has developed a highly advanced embolic filtration device."

About Rubicon Medical
Rubicon Medical Corporation (www.rubiconmed.com) is a Salt Lake City-based developer and manufacturer of interventional vascular medical devices and products. The company focuses on minimally invasive endovascular techniques and products that are safer and more cost effective than surgery.

Forward Looking Statements: All forward-looking statements in this release are based upon information available to the company on the date of this release. Any forward-looking statements involve risks and uncertainties, including risks and uncertainties pertaining to Rubicon's ability to complete development and obtain regulatory approvals for its embolic protection filter, its lack of control over whether Boston Scientific exercises any options that have been granted to it, uncertainties with respect to its ability to achieve performance milestones, and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Rubicon's Rubicon Filter and Guardian devices have not yet been approved for sale in the U.S. or Europe, Rubicon has not yet developed a stroke therapy device, and no assurance exists that such approvals will be obtained or that such products will be developed. Readers should not place undue reliance on these forward-looking statements.

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